Exhibit 21

FIRST ACCEPTANCE CORPORATION

LISTING OF SUBSIDIARIES OF THE COMPANY

At December 31, 2017, the subsidiaries of the Company were as follows:

NAMES OF SUBSIDIARIES	ORGANIZED UNDER THE LAWS OF
First Acceptance Insurance Company, Inc.	Texas
First Acceptance Insurance Company of Georgia, Inc.	Georgia
First Acceptance Insurance Company of Tennessee, Inc.	Tennessee
First Acceptance Services, Inc.	Delaware
Transit Automobile Club Inc.	Tennessee
FAC Holdings, Inc.	Delaware
Acceptance Insurance Agency of Tennessee, Inc.	Tennessee
Acceptance Life Reinsurance Company, Ltd.	Turks and Caicos Islands